UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2019

CYCLERION THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	001-38787	83-1895370
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

301 Binney Street

Cambridge, Massachusetts 02142

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (857) 327-8778

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	CYCN	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(e)

On September 23, 2019, the Compensation Committee (the “Committee”) of the Board of Directors of Cyclerion Therapeutics, Inc. (the “Company”) adopted the Cyclerion Therapeutics, Inc. Executive Severance Plan (the “Plan”) pursuant to which the Company will provide severance pay and other benefits to employees of the Company at the level of vice president or above (each, a “Participant”), in the event of such employee’s termination under certain circumstances described therein. The Plan is effective as of October 1, 2019, and certain executive severance agreements entered into by the Company following its separation from Ironwood Pharmaceuticals, Inc. on April 1, 2019, will expire by their terms on September 30, 2019.

Under the terms of the Plan, the Company will provide a Participant with the severance payments set forth below if such Participant’s employment with the Company is terminated other than for Cause, death or Disability, or by such Participant for Good Reason (a “Qualifying Termination”) and not during the period (A) beginning six months prior to the earlier of the date the Company (a) first publicly announces it is conducting negotiations related to a Change in Control, or (b) enters into a definitive agreement that would result in a Change in Control and (B) ending on the earlier of (x) two-years after the Change of Control or (y) the date on which the Company announces that the definitive agreement has been terminated or on which the Company abandoned its efforts to consummate such Change in Control (such period, the “Change in Control Protection Period”):

(i)    an amount in cash equal to such Participant’s annual base salary payable in installments in accordance with the Company’s normal payroll practices during the twelve-month period following the effective date of such Participant’s termination from the Company;

(ii)   an amount in cash equal to such Participant’s pro-rated annual cash incentive for the year of termination of employment, based on actual performance (or, if the terms of such Participant’s annual cash incentive have not yet been determined for the year of termination, an amount in cash equal to the Participant’s pro-rated annual cash incentive for the year prior to the year of termination of employment, based on target) (“Pro-Rated Annual Cash Incentive”) payable in a lump-sum payment; and

(iii)  for a period not longer than twelve-months, reimbursement for COBRA premiums paid by such Participant, less the amount that such Participating would be required to contribute for group health coverage if such Participant were an active employee of the Company.

Additionally, pursuant to the Plan, if a Participant experiences a Qualifying Termination during the Change in Control Protection Period, the Company will provide such Participant with payment of the following:

(i)    a lump-sum payment in cash equal to 1.0 times (1.5 times for the CEO) the sum of such Participant’s annual base salary and target annual bonus;

(ii)   a lump-sum payment in cash equal to such Participant’s Pro-Rated Annual Cash Incentive;

(iii)  for a period not longer than twelve-months (eighteen-months for the CEO), reimbursement for COBRA premiums paid by such Participant, less the amount that such Participant would be required to contribute for group health coverage if such Participant were an active employee of the Company; and

(iv)  acceleration of all unvested time-based equity awards as of the later to occur of the Change of Control or  such Participant’s effective date of termination.

The Plan further provides that if a Participant’s employment with the Company is terminated on account of death or Disability, such Participant (or such Participant’s estate in the event of death) will be entitled to a lump-sum payment in cash equal to such Participant’s Pro-Rated Annual Cash Incentive and, for a period not longer than twelve-months, reimbursement for COBRA premiums paid by such Participant, less the amount that such Participant would be required to contribute for group health coverage if such Participant were an active employee of the Company.

The severance benefits payable to a Participant under the Plan are subject to: (i) the execution and non-revocation of a general release of claims in favor of the Company, which such release contains certain non-competition covenants; (ii) such

Participant’s compliance with all confidentiality obligations to the Company and all restrictive covenants; (iii) a six-month delay to the extent required under Section 409A of the Internal Revenue Code of 1986, as amended; and (iv) reduction to the minimum extent necessary to avoid any excise tax on the “parachute payments,” but only if such reduction would put the Participant in a better after-tax position than the Participant would be in if the Participant received the full amount of the severance benefits and paid the excise tax. With respect to each Participant, the Plan supersedes all severance, separation notice or termination benefits under any other employment, severance or change in control policy, plan agreement or practice of the Company.

The foregoing summary of the Plan does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the Plan filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. Terms not otherwise defined herein have the meanings assigned to them in the Plan.

Item 9.01                        Financial Statements and Exhibits

(d)

Exhibit No.	Description

10.1	Cyclerion Therapeutics, Inc. Executive Severance Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cyclerion Therapeutics, Inc.

Dated: September 25, 2019	By:	/s/ William Huyett
		Name:	William Huyett
		Title:	Chief Financial Officer